FOR IMMEDIATE RELEASE

TIB Bank Assumes Deposits
of Riverside Bank of the Gulf Coast from FDIC

Naples, FL (02/17/09) --- TIB Financial Corp. (NASDAQ: TIBB), announced today that its lead bank, TIB Bank, assumed as of the close of business on February 13, 2009, all the deposits (excluding brokered deposits) of Riverside Bank of the Gulf Coast from the Federal Deposit Insurance Corporation.   The final accounting resulted in the assumption of approximately $317 million of deposits.

Riverside Bank’s nine offices reopened today, Tuesday, February 17, 2009 as branches of TIB Bank.  Deposits will continue to be insured by the FDIC up to the limits of the law.

 “Our ability to assume their deposits should be looked upon as a very positive event,” said Thomas J Longe, Chairman and CEO of TIB Financial Corp. “Through this transaction we have added an attractive mix of deposits with approximately 55% in NOW, checking and money market accounts.  This mix of lower cost deposits will help us fund our loan growth in all of the markets we serve.  In addition, our 35-year track record as a well capitalized, safe and sound community banking company has only gotten stronger through this transaction,” Longe reported.

“The assumption of the deposits of Riverside Bank increases our market presence in Ft. Myers and Venice, while giving us the opportunity to expand into the contiguous market of Cape Coral.  This transaction also provides us with additional funding for loan growth, the potential for new customer relationships and will improve and increase our brand awareness throughout all of the markets we serve.”

 “As we welcome Riverside Bank customers into the TIB organization, we trust they will find the transition to be a satisfactory experience.  We have always been committed to the financial health of our communities and this is a critical opportunity to protect the deposits of local individuals and businesses,” stated Michael D. Carrigan, CEO and President of TIB Bank.

About TIB Financial Corp.
Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services company with approximately $1.9 billion in total assets, including the assumed deposits, and 28 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Cape Coral, Nokomis and Venice.

TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., serves the personal and commercial banking, investment management and trust needs of local residents and businesses in its market areas. The companies' experienced professionals are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., visit www.tibbank.com, www.bankofvenice.com and www.naplescapitaladvisors.com. For more information, contact Thomas J. Longe, Chairman and Chief Executive Officer at 239-263-3344 or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer at 239-659-5876.